Exhibit 10.3

ENVOY MEDICAL, INC.

AMENDED AND RESTATED
2023 EQUITY INCENTIVE PLAN

RSU AWARD GRANT NOTICE

Envoy Medical, Inc. (the “Company”) has awarded to you (the “Participant”) the number of restricted stock units specified on the terms set forth below in consideration of your services (the “RSU Award”). Your RSU Award is subject to all of the terms and conditions set forth herein and in the Company’s Amended and Restated 2023 Equity Incentive Plan (as it may be amended or restated from time to time, the “Plan”) and the Award Agreement (the “Agreement”), which are incorporated herein in their entirety. Capitalized terms not explicitly defined herein but defined in the Plan or the Agreement shall have the meanings set forth in the Plan or, if not set forth in the Plan, the Agreement.

Participant:	[ ]

Grant Number:	[ ]

Date of Grant:	[ ]

Vesting Commencement Date:	[ ]

Number of Restricted Stock Units:	[ ]

Vesting Schedule:	Subject to the Participant’s Continuous Service through each applicable vesting date, the RSU Award will vest as follows: [ ]

Issuance Schedule:	One share of Common Stock will be issued for each restricted stock unit which vests at the time set forth in Section 6 (Vesting Schedule) of the Agreement.

Participant Acknowledgements: By your signature below or by electronic acceptance or authentication in a form authorized by the Company, you understand and agree that:

●	The RSU Award is governed by this RSU Award Grant Notice (the “Grant Notice”), and the provisions of the Plan and the Agreement, all of which are made a part of this document. Unless otherwise provided in the Plan, this Grant Notice and the Agreement (together, the “RSU Award Agreement”) may not be modified, amended or revised except in a writing signed by you and a duly authorized officer of the Company.

●	You have read and are familiar with the provisions of the Plan and the RSU Award Agreement. In the event of any conflict between the provisions in the RSU Award Agreement and the terms of the Plan, the terms of the Plan shall control. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Plan Administrator upon any questions relating to the Plan or this RSU Award Agreement. Participant further agrees to notify the Company upon any change in Participant's residence address indicated below.

●	The RSU Award Agreement sets forth the entire understanding between you and the Company regarding the acquisition of Common Stock and supersedes all prior oral and written agreements, promises and/or representations on that subject with the exception of: (i) other equity awards previously granted to you, and (ii) any written employment agreement, offer letter, severance agreement, written severance plan or policy, or other written agreement between the Company and you in each case that specifies the terms that should govern this RSU Award.

[Signature Page Follows]

PARTICIPANT	ENVOY MEDICAL, INC.

Signature	Signature

Print Name	Print Name

Residence Address:	Title

ENVOY MEDICAL, INC.

AMENDED AND RESTATED
2023 EQUITY INCENTIVE PLAN

Award Agreement

As reflected by your RSU Award Grant Notice (“Grant Notice”) Envoy Medical, Inc. (the “Company”) has granted you a RSU Award under its Amended and Restated 2023 Equity Incentive Plan (as it may e amended from time to time, the “Plan”) for the number of restricted stock units as indicated in your Grant Notice (the “RSU Award”). The terms of your RSU Award as specified in this Award Agreement for your RSU Award (the “Agreement”) and the Grant Notice constitute your “RSU Award Agreement”. Defined terms not explicitly defined in this Agreement but defined in the Grant Notice or the Plan shall have the same definitions as in the Grant Notice or Plan, as applicable.

The general terms applicable to your RSU Award are as follows:

(1)	GOVERNING PLAN DOCUMENT. Your RSU Award is subject to all the provisions of the Plan, including but not limited to the provisions in:

(a)	Section 6 of the Plan regarding the impact of a Capitalization Adjustment, dissolution, liquidation, or Corporate Transaction on your RSU Award; and

(b)	Section 8 of the Plan regarding tax withholding and the tax consequences of your RSU Award.

Your RSU Award is further subject to all interpretations, amendments, rules and regulations, which may from time to time be promulgated and adopted pursuant to the Plan. In the event of any conflict between the RSU Award Agreement and the provisions of the Plan, the provisions of the Plan shall control. Your RSU Award (and any compensation paid or shares issued under your RSU Award) will be subject to recoupment in accordance with any clawback policy that the Company has adopted or any clawback policy that the Company is required to adopt pursuant to the listing standards of any national securities exchange or association on which the Company’s securities are listed or as is otherwise required by the Dodd–Frank Wall Street Reform and Consumer Protection Act or other applicable law. No recovery of compensation under such a clawback policy will be an event giving rise to a right to voluntarily terminate employment upon a resignation for “good reason,” or for a “constructive termination” or any similar term under any plan of or agreement with the Company.

(2)	GRANT OF THE RSU AWARD. This RSU Award represents your right to be issued on a future date the number of shares of the Company’s Common Stock that is equal to the number of restricted stock units indicated in the Grant Notice as modified to reflect any Capitalization Adjustment and subject to your satisfaction of the vesting conditions set forth therein (the “Restricted Stock Units”). Any additional Restricted Stock Units that become subject to the RSU Award pursuant to Capitalization Adjustments as set forth in the Plan and the provisions of Section 4 below, if any, shall be subject, in a manner determined by the Board, to the same forfeiture restrictions, restrictions on transferability, and time and manner of delivery as applicable to the other Restricted Stock Units covered by your RSU Award.

(3)	VESTING. Your Restricted Stock Units will vest, if at all, in accordance with the vesting schedule provided in the Grant Notice, subject to the provisions contained herein and the terms of the Plan. Vesting will cease upon the termination of your Continuous Service. Notwithstanding the foregoing, in the event your Continuous Service terminates due to your death or Disability prior to full vesting, then you shall vest in a number of shares equal to the shares that would have vested on the next following vesting date multiplied by a fraction, the numerator of which is the number of full months since the most recent vesting date (or, if no vesting date has yet occurred, then since the Date of Grant) and the denominator of which is 12.

(4)	TAX OBLIGATIONS AND WITHHOLDING.

(a) Responsibility for Taxes. Participant acknowledges that, regardless of any action taken by the Company or, if different, Participant's employer or any Parent or Subsidiary of the Company to which Participant is providing services (together, the “Service Recipients”), the ultimate liability for any tax and/or social insurance liability obligations and requirements in connection with the RSU Award, including, without limitation, (i) all federal, national, state, non-U.S. and local taxes (including Participant's Federal Insurance Contributions Act (FICA) obligations) that are required to be withheld by any Service Recipient or other payment of tax-related items related to Participant's participation in the Plan and legally applicable to Participant, (ii) Participant's and, to the extent required by any Service Recipient, the Service Recipient's fringe benefit tax liability, if any, associated with the grant, vesting, or exercise of the RSU Award or issuance or sale of Shares, and (iii) any other Service Recipient taxes the responsibility for which Participant has, or has agreed to bear, with respect to the RSU Award (or issuance, receipt or sale of the Shares (collectively, the “Tax Obligations”), is and remains Participant's sole responsibility and may exceed the amount actually withheld by the applicable Service Recipient(s). Participant further acknowledges that no Service Recipient (A) makes any representations or undertakings regarding the treatment of any Tax Obligations in connection with any aspect of the RSU Award, including, but not limited to, the grant, vesting or issuance or receipt under the RSU Award, any subsequent sale of Shares and the receipt of any dividends or other distributions, or (B) makes any commitment to and is under any obligation to structure the terms of the grant or any aspect of the RSU Award to reduce or eliminate Participant's liability for Tax Obligations or achieve any particular tax result. Further, if Participant is subject to Tax Obligations in more than one jurisdiction between the Date of Grant and the date of any relevant taxable or tax withholding event, as applicable, Participant acknowledges that the applicable Service Recipient(s) (or former employer, as applicable) may be required to withhold or account for Withholding Obligations (as defined below) in more than one jurisdiction. If Participant fails to make satisfactory arrangements for the payment of any required Tax Obligations hereunder at the time of the applicable taxable event, Participant acknowledges and agrees that the Company may refuse to issue or deliver the Shares.

(b) Tax Withholding. Pursuant to such procedures as the Plan Administrator may specify from time to time, the applicable Service Recipient(s) will withhold the amount required to be withheld for the payment of Tax Obligations (the “Withholding Obligations”). The Plan Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require Participant to satisfy such Withholding Obligations, in whole or in part (without limitation), if permissible by applicable local law, by: (i) paying cash, (ii) having the Company withhold otherwise deliverable Shares having a fair market value equal to the minimum amount that is necessary to meet the withholding requirement for such Withholding Obligations (or such greater amount as Participant may elect if permitted by the Plan Administrator, if such greater amount would not result in adverse financial accounting consequences) (“Net Share Withholding”), (iii) withholding the amount of such Withholding Obligations from Participant's wages or other cash compensation paid to Participant by the applicable Service Recipient(s), (iv) delivering to the Company Shares that Participant owns and that already have vested with a fair market value equal to the Withholding Obligations (or such greater amount as Participant may elect if permitted by the Plan Administrator, if such greater amount would not result in adverse financial accounting consequences), or (v) selling a sufficient number of such Shares otherwise deliverable to Participant, through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the minimum amount that is necessary to meet the withholding requirement for such Withholding Obligations (or such greater amount as Participant may elect or the Company may require, if permitted by the Plan Administrator and if such greater amount would not result in adverse financial accounting consequences) (“Sell to Cover”). If the Withholding Obligations are satisfied by withholding in Shares, for tax purposes, Participant is deemed to have been issued the full number of Shares under the RSU Award, notwithstanding that a number of Shares are held back solely for purposes of paying the Withholding Obligations. To the extent determined appropriate by the Plan Administrator in its discretion, the Plan Administrator will have the right (but not the obligation) to satisfy any Withholding Obligations by Net Share Withholding. If Net Share Withholding is the method by which such Withholding Obligations are satisfied, the Company will not withhold on a fractional Share basis to satisfy any portion of the Withholding Obligations and, unless the Company determines otherwise, no refund will be made to Participant for the value of the portion of a Share, if any, withheld in excess of the Withholding Obligations. If a Sell to Cover is the method by which Withholding Obligations are satisfied, Participant agrees that as part of the Sell to Cover, additional Shares may be sold to satisfy any associated broker or other fees. Only whole Shares will be sold pursuant to a Sell to Cover. Any proceeds from the sale of Shares pursuant to a Sell to Cover that are in excess of the Withholding Obligations and any associated broker or other fees will be paid to Participant in accordance with procedures the Company may specify from time to time.

As further provided in Section 8 of the Plan, you hereby authorize withholding from payroll and any other amounts payable to you, and otherwise agree to make adequate provision for, any sums required to satisfy the federal, state, local and foreign tax withholding obligations, if any, which arise in connection with your RSU Award in accordance with the withholding procedures you have elected or as otherwise established by the Company. Unless the Withholding Obligation is satisfied, the Company shall have no obligation to deliver to you any Common Stock in respect of the RSU Award. Participant has reviewed with Participant's own tax advisers the U.S. federal, state, local and non-U.S. tax consequences of this investment and the transactions contemplated by the RSU Award. With respect to such matters, you acknowledge and agree to rely solely on such advisers and not on any statements or representations of the Company or any of its agents, written or oral. Participant understands that Participant (and not the Company) shall be responsible for Participant's own tax liability arising from or related to this investment, the award, the vesting or issuance of shares, or the transactions contemplated by the RSU Award. In the event the Withholding Obligation of the Company arises prior to the delivery to you of Common Stock or it is determined after the delivery of Common Stock to you that the amount of the Withholding Obligation was greater than the amount paid by you or withheld by the Company, you agree to indemnify and hold the Company harmless from any Tax Obligations, Withholding Obligations or any failure by the Company to withhold the shares or the proper amount.

(5)	DATE OF ISSUANCE.

(a)	The issuance of shares in respect of the Restricted Stock Units is intended to comply with Treasury Regulations Section 1.409A-1(b)(4) and will be construed and administered in such a manner. Subject to the satisfaction of the Withholding Obligation, if any, in the event one or more Restricted Stock Units vests, the Company shall issue to you one (1) share of Common Stock for each Restricted Stock Unit (subject to any adjustment under Section 4 above, and subject to any different provisions in the Grant Notice) that vests on the applicable vesting date(s) or on a later date as determined by the Company but in no event later than the Issuance Deadline (as defined below).

(b)	In addition, the following provisions shall apply to the extent applicable at a vesting date when shares of Common Stock are registered under the Securities Act, unless otherwise determined by the Company. If:

(i)	the applicable vest date does not occur (1) during an “open window period” applicable to you, as determined by the Company in accordance with the Company’s then-effective policy on trading in Company securities, or (2) on a date when you are otherwise permitted to sell shares of Common Stock on an established stock exchange or stock market (including but not limited to under a previously established written trading plan that meets the requirements of Rule 10b5-1 under the Exchange Act and was entered into in compliance with the Company’s policies (a “10b5-1 Arrangement”) or under such other policy expressly approved by the Company), and

(ii)	either (1) a Withholding Obligation does not apply, or (2) the Company decides, prior to the applicable vest date, (A) not to satisfy the Withholding Obligation by withholding shares of Common Stock from the shares otherwise due to you under this RSU Award, and (B) not to permit you to enter into a “same day sale” commitment with a broker-dealer (including but not limited to a commitment under a 10b5-1 Arrangement) and (C) not to permit you to pay your Withholding Obligation in cash then the shares that would otherwise be issued to you on the applicable vest date will not be delivered on such applicable vest date and will instead be delivered on the first business day when you are not prohibited from selling shares of the Company’s Common Stock in the open public market or on such other date determined by the Company, but in no event later than the Issuance Deadline.

The “Issuance Deadline” means (a) December 31 of the calendar year in which the applicable vest date occurs (that is, the last day of your taxable year in which the applicable vest date occurs), or (b) if and only if permitted in a manner that complies with Treasury Regulations Section 1.409A-1(b)(4), no later than the date that is the 15th day of the third calendar month of the applicable year following the year in which the shares of Common Stock issuable as a result of the applicable vest date under this RSU Award are no longer subject to a “substantial risk of forfeiture” within the meaning of Treasury Regulations Section 1.409A-1(d).

(6)	TRANSFERABILITY. Except as otherwise provided in the Plan, your RSU Award is not transferable, except by will or by the applicable laws of descent and distribution.

(7)	CORPORATE TRANSACTION. Your RSU Award is subject to the terms of any agreement governing a Corporate Transaction involving the Company, including, without limitation, a provision for the appointment of a stockholder representative that is authorized to act on your behalf with respect to any escrow, indemnities and any contingent consideration.

(8)	NO LIABILITY FOR TAXES. As a condition to accepting the RSU Award, you hereby (a) agree to not make any claim against the Company, or any of its Officers, Directors, Employees or Affiliates related to tax or withholding liabilities arising from the RSU Award or other Company compensation and (b) acknowledge that you were advised to consult with your own personal tax, financial and other legal advisors regarding the tax consequences of the RSU Award and have either done so or knowingly and voluntarily declined to do so.

(9)	SEVERABILITY. If any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity will not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid will, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

(10)	OTHER DOCUMENTS. You hereby acknowledge receipt of or the right to receive a document providing the information required by Rule 428(b)(1) promulgated under the Securities Act, which includes the Prospectus. In addition, you acknowledge receipt of the Company’s Trading Policy.

(11)	QUESTIONS. If you have questions regarding these or any other terms and conditions applicable to your RSU Award, including a summary of the applicable federal income tax consequences please see the Prospectus.